Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

The following pro forma condensed consolidated statement of income has been prepared to provide pro forma information with regard to the acquisition of BLVD Place (the “Property”), which Whitestone REIT (“Whitestone”), through Whitestone REIT Operating Partnership, L.P. (the “Operating Partnership”), its majority-owned subsidiary, acquired from an unrelated party on May 26, 2017.

The unaudited pro forma condensed consolidated statement of income for Whitestone and the Property for the year ended December 31, 2017 gives effect to Whitestone's acquisition of the Property as if it had occurred on January 1, 2017. The pro forma adjustments column presented on the pro forma condensed consolidated statement of income for the year ended December 31, 2017 includes the financial information for the Property for the period from January 1, 2017 through May 25, 2017.

The unaudited pro forma condensed consolidated statement of income has been prepared by Whitestone's management based upon the historical financial statements of Whitestone and its subsidiaries and of the Property. This pro forma statement may not be indicative of the results that actually would have occurred had the acquisition of the Property been completed on the date indicated or which may be obtained in the future.

In management's opinion, all adjustments necessary to reflect the effects of the Property acquisition have been made. This unaudited pro forma statement is for informational purposes only and should be read in conjunction with the historical financial statements of Whitestone and its subsidiaries, including the related notes thereto, which were filed with the Securities and Exchange Commission as part of Whitestone's Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

WHITESTONE REIT AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2017
(unaudited)
(in thousands, except per share data)

	Whitestone REIT	BLVD Place	Pro Forma Adjustments		Pro Forma Consolidated
	(A)	(B)	(C)
Property revenues
Rental revenues	$94,568	$3,691	$284	(1)	$98,543
Other revenues	31,391	1,784	—		33,175
Total property revenues	125,959	5,475	284		131,718

Property expenses
Property operation and maintenance	24,213	772	—		24,985
Real estate taxes	17,897	1,126	—		19,023
Total property expenses	42,110	1,898	—		44,008

Other expenses (income)
General and administrative	23,949	—	—		23,949
Depreciation and amortization	27,240	—	923	(2)	28,163
Interest expense	23,651	—	1,178	(3)	24,829
Interest, dividend and other investment income	(410)	—	—		(410)
Total other expense	74,430	—	2,101		76,531

Income before gain (loss) on sale or disposal of properties or assets and income taxes	9,419	3,577	(1,817)		11,179

Provision for income taxes	(386)	—	(31)	(4)	(417)
Gain on sale of properties	16	—	—		16
Loss on sale or disposal of assets	(183)	—	—		(183)

Net income	8,866	3,577	(1,848)		10,595

Redeemable operating partnership units	254	—	51	(5)	305
Non-controlling interests in Consolidated Partnership	278	—	—		278
Less: Net income attributable to noncontrolling interests	532	—	51		583

Net income attributable to Whitestone REIT	$8,334	$3,577	$(1,899)		$10,012

Basic Earnings Per Share:	$0.22				$0.25

Diluted Earnings Per Share:	$0.22				$0.25

Weighted-average common shares outstanding:
Basic (6)	35,428				37,933
Diluted (6)	36,255				38,760

See accompanying notes to unaudited pro forma condensed consolidated statement of income.

WHITESTONE REIT AND SUBSIDIARIES
NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited)

1.	Adjustments to the Unaudited Pro Forma Consolidated Statement of Income

A.
Reflects the historical condensed consolidated statement of operations of Whitestone for the year ended December 31, 2017. Please refer to Whitestone's historical consolidated financial statements and notes thereto included in Whitestone's Annual Report on Form 10-K for the year ended December 31, 2017.

B.	Reflects the statement of revenues and certain operating expenses of the Property for the period from January 1, 2017 through May 25, 2017.

C.	The adjustments to the unaudited pro forma consolidated statement of income for the year ended December 31, 2017 are as follows:

1.	The figure for the Property represents the estimated revenue adjustment for in-place leases for the period from January 1, 2017 through May 25, 2017.

2.
The figure for the Property represents the depreciation of the building (over 39 years) based on the purchase price allocation in accordance with U.S. generally accepted accounting principles, assuming the acquisition of the Property took place on January 1, 2017.

3.
The figure for the Property represents the interest expense based on the $80.0 million non-recourse loan secured by the Property at a fixed interest rate of 3.72% per annum, assuming the acquisition of the Property took place on January 1, 2017.

4.
The figure for the Property represents the Texas Margin tax expense, which is computed by applying the applicable tax rate (0.75% for Whitestone) to the profit margin, which is determined for Whitestone as total revenue less a 30% standard deduction.

5.
The figure for the Property represents the net income attributable to limited partners in the Operating Partnership. As of December 31, 2017, limited partners owned a 2.96% interest in the Operating Partnership. The limited partners' ownership percentage does not reflect the sale by Whitestone of 8,018,500 common shares in April 2017, assuming the sale of the common shares took place on January 1, 2017, as the related impact on ownership percentage is minimal.

6.
Pro forma weighted averages reflect the sale by Whitestone of 8,018,500 common shares in April 2017, a portion of the proceeds of which was used to fund a portion of the purchase price of the Property, assuming the sale of the common shares took place on January 1, 2017.